CONFIRMING STATEMENT

This Statement confirms that the undersigned, Gail P. Seneca, has authorized and designated Christopher J. Zyda and Karen Chang, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Luminent Mortgage Capital, Inc. The authority of each of the attorneys-in-fact under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Luminent Mortgage Capital, Inc., unless earlier revoked in writing. The undersigned hereby revokes all powers of attorney relating to the subject matter hereof that the undersigned executed prior to the date hereof. The undersigned acknowledges that none of the aforementioned attorneys-in-fact is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  November 23, 2005

/s/ GAIL P. SENECA